REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Exhibit 99.1

Partners

Mid-Con Energy Partners, LP

We have audited the accompanying statements of revenues and direct operating expenses of the Eastern Shelf Permian Properties for the years ended December 31, 2013 and 2012 and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Eastern Shelf Permian Properties in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 10, 2014

Eastern Shelf Permian Properties

Statements of Revenues and Direct Operating Expenses

(In thousands)

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012
	(unaudited)	(unaudited)
Revenues:
Oil sales	$26,454	$18,442	$27,465	$17,229
Gas sales	1,984	1,205	1,806	847

Total revenues	28,438	19,647	29,271	18,076

Direct operating expenses:
Lease operating expenses	5,219	4,686	6,164	5,313
Oil and gas production taxes	1,494	937	1,398	851

Total direct operating expenses	6,713	5,623	7,562	6,164

Revenues in excess of direct operating expenses	$21,725	$14,024	$21,709	$11,912

See accompanying notes to the financial statements

Eastern Shelf Permian Properties

Notes to Statements of Revenues and Direct Operating Expenses

Note 1. Organization and Nature of Operations

Certain oil properties located in Coke, Coleman, Fisher, Haskell, Jones, Kent, Nolan, Runnels, Stonewall, Taylor and Tom Green Counties, Texas are to be acquired by Mid-Con Energy Partners, LP (the “Partnership”, “we”, “our”, or “us”). The accompanying financial statements present the revenues and direct operating expenses of the properties to be acquired. Mid-Con Energy Partners, LP is a publicly held Delaware limited partnership that engages in the acquisition, exploitation and development of producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Our general partner is Mid-Con Energy GP, LLC, a Delaware limited liability company.

Note 2. Acquisitions

On October 7, 2014, the Partnership and Mid-Con Energy Properties, LLC (“Mid-Con Properties”), its wholly-owned subsidiary, entered into a purchase and sale agreement for the acquisition from L.C.S. Production Company, SPA-PETCO, LP, SPA PETCO OSU, LLC, A.G. Hill Oil and Gas LP, and A.G. Hill Oil and Gas II LP (collectively the “Sellers”) of multiple oil properties located in Coke, Coleman, Fisher, Haskell, Jones, Kent, Nolan, Runnels, Stonewall, Taylor, and Tom Green Counties, Texas (the “Eastern Shelf Permian Properties”) for a purchase price of approximately $120.0 million, subject to customary post-closing purchase price adjustments (collectively, the “Acquisition”). The effective date of the Acquisition will be September 1, 2014 and is expected to close in mid-November 2014.

The acquisition has been accounted for using the acquisition method and the assets to be acquired and liabilities assumed were recorded at fair market value.

Note 3. Summary of Significant Accounting Policies

Basis of presentation

The accompanying Statements of Revenues and Direct Operating Expenses and related notes present the revenues and direct operating expenses related to the Eastern Shelf Permian Properties for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012.

The Statements of Revenues and Direct Operating Expenses are only presented because it is not practicable to obtain full historical audited financial statements with respect to the Eastern Shelf Permian Properties. The Eastern Shelf Permian Properties were not held as a separate subsidiary of the Sellers and therefore separate financial statements are not available. The accompanying Statements of Revenues and Direct Operating Expenses do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization or accretion of discounts on asset retirement obligations because the property interests to be acquired represent only a portion of the seller’s business and the costs incurred by the seller are not necessarily indicative of the costs the Partnership will incur.

Revenue recognition

The sales method of accounting for crude oil and natural gas revenues for the Eastern Shelf Permian Properties was utilized during the period presented. Under this method, revenues are recognized based on the acquired ownership share of actual proceeds from oil and natural gas sold to purchasers.

Note 4. Subsequent Events

Management has evaluated subsequent events through November 10, 2014, the date the financial statements were available to be issued. No subsequent events were identified requiring additional recognition or disclosure in the accompanying financial statements.

Note 5. Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

An analysis of the Eastern Shelf Permian Properties proved oil and gas reserves as estimated by the Partnership is presented below for the year ended December 31, 2013:

	Oil (MBbls)	Gas (MMcf)	Mboe
Proved developed and undeveloped reserves:
As of December 31, 2013	3,187	2,674	3,633
Production	(291)	(297)	(341)

As of December 31, 2012	3,487	2,971	3,974

Proved developed reserves at December 31, 2013	2,345	2,352	2,737

(1)	Due to the unavailability of the reserve information required for the beginning period, the proved reserves as of December 31, 2012, were calculated starting with the proved reserves as of December 31, 2013, and adding back production that occurred in 2013.

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recoverable through existing wells with existing equipment and operating methods.

The average prices utilized in calculating the total proved reserves were $96.78 per Bbl of oil and $3.67 per Mmbtu of gas. The prices were adjusted by lease for quality, transportation fees, location differentials, marketing bonuses or deductions or other factors affecting the price received at the wellhead.

The standardized measure represents the present value of estimated future cash inflows from proved oil and gas reserves, less future development, production, plugging and abandonment costs, discounted at the rate prescribed by the SEC. The standardized measure of discounted future net cash flow does not purport to be, nor should it be interpreted to represent, the fair market value of the proved oil and natural gas reserves. The following assumptions have been made:

•	In the determination of future cash inflows, sales prices used for oil for the year ended December 31, 2013 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month in such period. Future costs of developing and producing the proved oil and reserves were based on costs determined at each such period-end, assuming the continuation of existing economic conditions.

•	No future income tax expenses are computed because the Partnership is a non-taxable entity.

•	Future net cash flows were discounted at an annual rate of 10%.

The Eastern Shelf Permian Properties standardized measure of discounted future net cash flow relating to estimated oil and natural gas reserves is presented below as of December 31, 2013:

December 31, 2013

Future cash inflows	$311,022
Future production costs	(110,674)
Future development costs	(8,566)
Future income tax expense	—

Future net cash flow	191,782
10% discount for estimated timing of cash flow	72,353
Standardized measure of discounted cash flow	$119,429

The principal changes in the standardized measure of discounted future net cash flow attributable to the Eastern Shelf Permian Properties estimated oil and natural gas reserves are presented below for the period ended December 31, 2013:

December 31, 2013

Standardized measure of discounted future net cash flow, beginning of period	$129,195
Sales, less production costs	(21,709)
Accretion of discount	11,943
Standardized measure of discounted future net cash flow, beginning of period	$119,429

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